EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Thomas A. H. White

Vice President,

Investor Relations

423.755.8996

Linnea R. Olsen

Director, Corporate Relations

207.575.4452

UNUMPROVIDENT

CORPORATION

1 FOUNTAIN SQUARE,

CHATTANOOGA, TN 37402

2211 CONGRESS STREET,

PORTLAND, ME 04122

www.unumprovident.com

February 5, 2003

UnumProvident Corporation Reports

Fourth Quarter of 2002 Earnings

Portland, ME and Chattanooga, TN — UnumProvident Corporation (NYSE: UNM) today reported after-tax operating income before special items, net realized investment losses, and extraordinary items of $155.1 million ($0.64 per diluted common share) for the fourth quarter of 2002. These results compare to $150.9 million ($0.62 per diluted common share) for the fourth quarter of 2001.

Net income for the fourth quarter of 2002 was $94.3 million ($0.39 per diluted common share) compared to $124.0 million ($0.51 per diluted common share) in the fourth quarter of 2001. Included in the net income results are net realized after-tax investment losses of $60.8 million ($0.25 per diluted common share) in the fourth quarter of 2002 and $18.6 million ($0.08 per diluted common share) in the fourth quarter of 2001. Also included in net income for the fourth quarter of 2001 is a special item which reduced net income by $5.4 million ($0.02 per diluted common share) related to the write off of the remaining goodwill associated with the Company’s operations in Argentina and an extraordinary loss of $2.9 million ($0.01 per diluted common share) related to the early extinguishment of debt.

A reconciliation from after-tax operating income as discussed above to net income is as follows:

	Three Months Ended December 31		Three Months Ended December 31
	2002	2001	2002	2001
	(in millions of dollars)		(per diluted common share)
After Tax Operating Income Before Special Items, Net Realized Investment Losses, and Extraordinary Items	$155.1	$150.9	$0.64	$0.62

Special Item		(5.4)		(0.02)
Realized Investment Loss	(93.2)	(28.8)	(0.38)	(0.12)
Tax Credit on Realized Investment Loss	32.4	10.2	0.13	0.04

Income Before Extraordinary Loss	94.3	126.9	0.39	0.52
Extraordinary Loss, Net of Tax	—	(2.9)	—	(0.01)

Net Income	$94.3	$124.0	$0.39	$0.51

Chairman, President and Chief Executive Officer J. Harold Chandler said, “We are pleased that our fourth quarter results were in line with the expectations of the market, despite the challenging economic and business environment. We are focused on selected growth opportunities, both from a product and geographic objective, which are capable of generating attractive long-term returns. While today’s environment creates challenges to achieve our growth and profitability potential, we believe we have a solid financial and business plan but will continue to be cautious in our outlook for 2003.”

Results by Segment

The Employee Benefits segment, which includes group disability, group life, accidental death and dismemberment coverages (“AD&D”), group long-term care, and the results of managed disability, reported income before special items, net realized investment gains and losses, and federal income taxes (“income”) of $165.1 million in the fourth quarter of 2002, compared to $147.4 million in the fourth quarter of 2001.

Within the segment, the group disability line reported income of $75.6 million compared to $80.8 million in the prior year fourth quarter. The lower earnings are the result of a decline in earnings from the short-term disability line of business, which offset a slight increase in earnings from the long-term disability line of business.

Also within the Employee Benefits segment, the group life, AD&D, and group long-term care lines of business reported income of $83.9 million, compared to income of $63.0 million in the year ago quarter. The improvement was primarily the result of favorable risk experience in all three lines of business.

Premium income for the Employee Benefits segment increased 5.8 percent to $1,175.1 million in the fourth quarter of 2002, compared to $1,110.7 million in the fourth quarter of 2001. New annualized sales (submitted date basis) for group long-term disability fully-insured products declined 12.6 percent to $175.4 million in the fourth quarter of 2002, from $200.6 million in the fourth quarter of 2001, while group long-term disability administrative services only (ASO) premium equivalents increased 3.4 percent to $9.1 million in the fourth quarter of 2002, from $8.8 million in the year ago quarter. New annualized sales (submitted date basis) for group short-term disability fully-insured products declined 31.3 percent to $53.4 million in the fourth quarter of 2002, from $77.7 million in the fourth quarter of 2001, while group short-term disability administrative services only (ASO) premium equivalents increased 74.7 percent to $111.1 million in the fourth quarter of 2002, from $63.6 million in the year ago quarter. New annualized sales (submitted date basis) for group life, AD&D, and group long-term care totaled $171.1 million in the fourth quarter of 2002 and $199.8 million in the fourth quarter of 2001.

Premium persistency in the Company’s long-term disability block improved to 85.8 percent for the fourth quarter of 2002 compared to 84.9 percent in the fourth quarter of 2001. Consistent with the Company’s previously articulated strategy, persistency declined slightly in both the short-term disability and group life lines of business relative to a year ago. Excluding terminations resulting from transfers of fully insured to administrative services only, short-term disability persistency was higher than the prior year fourth quarter.

The Individual segment includes results from the individual disability and individual long-term care lines of business. The Individual segment reported income of $66.9 million in the fourth quarter of 2002, compared to $67.3 million in the fourth quarter of 2001.

Within this segment, the individual disability line of business reported income of $67.3 million in the fourth quarter of 2002, compared to income of $61.0 million in the year ago quarter. Higher revenues and a lower expense ratio in this line were partially offset by a higher benefit ratio. Losses in the individual long-term care line of business were $0.4 million for the fourth quarter of 2002 compared to income of $6.3 million for the same period of 2001. The lower income in this line primarily resulted from a higher benefit ratio, which offset higher revenues.

Premium income in the Individual segment increased 5.4 percent to $484.1 million in the fourth quarter of 2002, compared to $459.4 million in the fourth quarter of 2001. New annualized sales in the individual disability line totaled $42.2 million in the fourth quarter of 2002, compared to $42.1 million in the fourth quarter of 2001. New annualized sales in the individual long-term care line totaled $19.3 million in the fourth quarter of 2002, compared to $15.2 million in the year ago quarter.

The Voluntary Benefits segment, which includes the results of products sold to groups of employees through payroll deduction at the workplace, reported income of $43.4 million in the fourth quarter of 2002, compared to $43.0 million in the fourth quarter of 2001. Premium income for this segment increased 8.5 percent to $218.0 million in the fourth quarter of 2002, compared to $200.9 million in the fourth quarter of 2001. New annualized sales in this segment increased 4.9 percent to $102.6 million in the fourth quarter of 2002, from $97.8 million in the fourth quarter of 2001.

The Other segment, which includes results from products no longer actively marketed, reported income of $8.5 million in the fourth quarter of 2002, compared to $12.5 million in the year ago quarter.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill for the prior year period, and certain corporate expenses, reported a loss of $50.9 million in the fourth quarter of 2002, compared to a loss of $40.5 million in the fourth quarter of 2001, excluding special items.

The net realized after-tax investment losses in the fourth quarter of 2002, which totaled $60.8 million, were comprised of gross realized before-tax investment losses and write-downs of $109.9 million and gross realized before-tax investment gains of $16.7 million, for net realized before-tax investment losses of $93.2 million. For the fourth quarter of 2001, net realized after-tax investment losses, which totaled $18.6 million, were comprised of gross realized before-tax investment losses and write-downs of $85.4 million, and gross realized before-tax investment gains of $56.6 million, for net realized before-tax investment losses of $28.8 million.

As of December 31, 2002, book value per common share was $28.33, compared to $24.52 a year ago. Book value per share excluding net unrealized gains and losses on securities was $24.37, compared to $23.95 a year ago.

Continued declines in the performance of equity investment markets combined with steadily increasing pension liabilities have reduced the Company’s pension plan’s funding level. In December 2002, in accordance with the provisions of Statement of Financial Account Standards No. 87, Employer’s Accounting for Pensions, the Company recorded a $145.0 million non-cash additional minimum pension liability adjustment, net of deferred federal income tax, to accumulated other comprehensive income in stockholders’ equity.

The Company has responded to requests for information from the staff of the Securities and Exchange Commission in connection with a review of the Company’s SEC periodic filings relating, primarily, to its investment disclosures and to the timing and amount of other-than-temporary losses recorded on below-investment-grade securities. The Company will continue to respond to the SEC staff’s requests and will provide additional disclosures relating to its investment portfolio in its future SEC filings. While the final outcome of the discussions is uncertain, the Company believes it has a sound process for determining the timing and amount of impaired assets and will continue to work with the staff on this important issue.

UnumProvident Corporation senior management will host a conference call on Thursday, February 6 at 9:00 a.m. (eastern) to discuss the results of operations for the fourth quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-5543. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Wednesday, February 12.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident’s primary operations are in the United States, Canada and the U.K.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended

December 31, 2001 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions except share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2002	2001	2002	2001
Revenue Excluding Net Realized Investment Loss	$2,511.9	$2,342.3	$9,928.0	$9,435.4

Income Before Special Items, Net Realized Investment Loss, Extraordinary Loss, and Cumulative Effect of Accounting Principle Change	$155.1	$150.9	$613.9	$593.4

Income Before Net Realized Investment Loss, Extraordinary Loss, and Cumulative Effect of Accounting Principle Change	$155.1	$145.5	$613.9	$607.6

Net Income	$94.3	$124.0	$367.0	$579.2

Average Shares – Basic	241,559,974	242,131,424	242,032,884	241,824,878

Average Shares – Assuming Dilution	242,129,151	243,470,658	243,070,114	243,608,720

Income Per Share Before Special Items, Net Realized Investment Loss, Extraordinary Loss, and Cumulative Effect of Accounting Principle Change – Basic	$0.64	$0.62	$2.54	$2.45

Income Per Share Before Net Realized Investment Loss, Extraordinary Loss, and Cumulative Effect of Accounting Principle Change – Basic	$0.64	$0.60	$2.54	$2.51

Net Income Per Share – Basic	$0.39	$0.51	$1.52	$2.40

Income Per Share Before Special Items, Net Realized Investment Loss, Extraordinary Loss, and Cumulative Effect of Accounting Principle Change – Assuming Dilution	$0.64	$0.62	$2.53	$2.44

Income Per Share Before Net Realized Investment Loss, Extraordinary Loss, and Cumulative Effect of Accounting Principle Change – Assuming Dilution	$0.64	$0.60	$2.53	$2.49

Net Income Per Share – Assuming Dilution	$0.39	$0.51	$1.51	$2.38

Book Value			$28.33	$24.52

Book Value Excluding Net Unrealized Gains and Losses on Securities			$24.37	$23.95

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